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                                                                   Exhibit 10.20

                        CLINICAL INVESTIGATION AGREEMENT

                  THIS AGREEMENT DATED 23RD DAY OF OCTOBER 2006

                                   IS BETWEEN

                     ROYAL BROMPTON & HAREFIELD NHS TRUST OF
                                 SYDNEY STREET,
                                LONDON SW3 6NP UK
                       (HEREINAFTER KNOWN AS THE "TRUST")

                                       AND

                                 HEARTWARE, INC.
                               3351 EXECUTIVE WAY
                          MIRAMAR, FL 33023-3935 U.S.A.
                      (HEREINAFTER KNOWN AS THE "SPONSOR")

                                       NOW

It is hereby agreed that the Trust undertakes to participate in a Sponsored Clinical Investigation of a medical device entitled

"Evaluation of the HeartWare LVAD System for the Treatment of Advanced Hean Failure"

The purpose of this Agreement is to set out the terms and conditions under which the Trust is prepared to participate in the Clinical Investigation.

1    DEFINITIONS:

     The following words and phrases have the following meanings:

     "Clinical Investigation" means the investigation to be conducted by the Principal Investigator at the Investigation Site in accordance with the Protocol.

     "Device" means HeartWare left ventricular assist device (LVAD) System.

     "Sponsor" means the Company that is the sponsor of the study, as specified in the preamble hereto.

     "Monitor" means the person appointed by the Sponsor to monitor and report on the Clinical Investigation.

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     "Principal Investigator" means the person appointed by the Trust to lead and co-ordinate the work in a multi-centre investigation or that of several investigators at one Investigation Site to carry out the work of the Clinical Investigation. The Principal Investigator at the date of this Agreement is the person named in Clause 2.1.

     "Investigation Site" means premises occupied by the Trust and located at Hill End Road, Harefield Middlesex.

     "The Protocol" means the plan of investigation (Clinical Investigation
     Plan) for the Clinical Investigation titled "Evaluation of the HeartWare LVAD System for the Treatment of Advanced Heart Failure" reference Version 2, dated February 10, 2006, a copy of which comprises Appendix 1 to this Agreement, or such amended Protocol as which upon the reasonable request of Sponsor, may be amended from time to time. Such amendments will be signed and attached to this Agreement.

     "MHRA" means Medicines and Healthcare Products Regulatory Agency, which is the UK Competent Authority that administers Medical Device Regulations within the UK.

     "Intellectual Property Rights" means patents, trademarks, copyrights, rights to extract information from a database, design rights and all rights or forms of protection of a similar nature or having equivalent or the similar effect to any of them which may subsist anywhere in the world, whether or not any of them are registrable or registered, and including applications for registration of any of them.

     "Know How" means all technical and other information which is not in the public domain, including but not limited to information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, procedures, designs for experiments and tests and results of experimentation and testing, processes, specifications and techniques, laboratory records, clinical data, manufacturing data and information contained in submissions to regulatory authorities.

     "Confidential Information" means:

     (a) all information disclosed either directly or indirectly, and whether disclosed verbally, in writing or by tangible products or samples, by Sponsor to the Trust, the Principal Investigator or Co-Investigator or any other person at the Investigation Site involved in the Clinical Investigation; and

     (c) any and all information developed in the course of the Clinical Investigation, including, without limitation, information relating to the Device, Clinical Investigation, Sponsor Materials, Intellectual Property Rights, Know How, CRFs or Clinical Investigation results, Clinical Investigation patients; and all other information regarding Sponsor's (or its affiliated entities') past, present or future research technology, designs, products, ideas, concepts, protocols, prototypes, business plans, processes, drawings, specifications, compositions of matter, product applications, methods, operations, trade secrets and any knowledge or information developed by the Trust or Principal Investigator or any other persons at the Investigation Site involved in the Clinical Investigation, either alone or with others, as a result of their work in connection with this Agreement.


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     "Party" means the Sponsor, or the Trust and "Parties" shall mean both of them.

2    PRINCIPAL INVESTIGATOR

     2.1 The Principal Investigator for the Clinical Investigation will be Asghar Khaghani, (Tel number (0) 1895-828779). The Trust represents that it is entitled to procure and will procure the services of the named person to act as Principal Investigator and shall ensure the performance of the obligations of the Principal Investigator set out in this Agreement.

     2.2 The Trust represents that the Principal Investigator has the necessary expertise to lead and perform the Clinical Investigation.

     2.3 The Trust shall notify the Sponsor if the person named in Clause 2.1 ceases to be employed by or associated with the Trust, and shall use its best endeavours to find a replacement acceptable to both the Sponsor and the Trust. If no mutually acceptable replacement can be found the Sponsor may terminate this Agreement pursuant to Clause 17.1 below.

     2.4 Upon the prior written consent of the Sponsor, which shall not be unreasonably withheld, the Trust may appoint one or more collaborating physicians, each of whom shall have special expertise in the field of clinical research relating to the Clinical Investigation (each, a "Co-Investigator"), to participate in the Clinical Investigation. The Trust shall ensure that the Co-Investigators shall work under the direct supervision of the Principal Investigator, complies with the obligations undertaken by the Trust under this Agreement and shall be responsible for any and all performance of any such Co-Investigators.

3    CLINICAL INVESTIGATION

     The Medical Contact for the Clinical Investigation will be Jane E. Reedy (Tel number 925-417-2000) and the Sponsor shall arrange for the named individual to be reasonably available as a point of contact.


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4    The Parties will comply, and the Trust will procure that performance of the
     Clinical Investigation at the Investigation Site complies with relevant European Directive(s) and UK Statutory Instruments (Medical Device Regulations) concerning Medical Devices and any other law, rule, regulation or practice applicable to the conduct of the Clinical Investigation at the investigation Site.

5 The Parties will at all times operate in accordance with European Standard EN540, IS014155:2003, as applicable; and with all National Health Service and Trust policies and codes of practice, ethical and anti-corruption guidelines requisite for the performance of this Agreement.

6 The Sponsor, the Principal Investigator and the Trust will carry out this Clinical Investigation in accordance with and in the spirit of the Helsinki Declaration adopted by the 18th World Medical Assembly in Helsinki, Finland, in 1964 and as last amended.

7    SUPPORT DOCUMENTATION

     7.1  The Parties will at all times comply with the Protocol.

     7.2 60 day notification of this Clinical Investigation has been made to the MHRA and no letter of objection has been received (Appendix 2),

     7.3 The proposal for the Clinical Investigation has obtained the approval of a properly constituted and competent Ethics Committee (Appendix 3).

     7.4 Informed written consent, as approved by the Ethics Committee, has been or shall be obtained by the Principal Investigator from all patients recruited onto this Clinical Investigation, and originals of such consent shall be retained by the Trust for a period of 15 years from the date of termination of the Clinical Investigation unless a longer retention period is required by law.

8    SUPPLY OF DEVICE AND EQUIPMENT

     The Sponsor shall be responsible for providing to the Trust a sufficient number of Devices to conduct the Clinical Investigation. The Sponsor and the Trust shall work together prior to the commencement of the Clinical Investigation to estimate the number of Devices required to carry out the Clinical Investigation. The Principal Investigator and the Trust further agree that:

     8.1 The Principal Investigator and the Trust shall: (a) not distribute or sell the Devices to any other person or entity, (b) use the Devices only on Clinical Investigation patients under the Principal Investigator's supervision: and (c) use reasonable care in storing the Devices in a secure location.

     8.2 If there is any adverse reaction or suspected adverse reaction to a Device or if a Device fails to perform its intended function during the Clinical Investigation, the Principal Investigator shall notify the Sponsor immediately and return the affected Device to the Sponsor for analysis. Unless otherwise directed by the Sponsor, the


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          Trust and the Principal Investigator shall return all unused and explanted Devices and related system components to the Sponsor if the Clinical Investigation is terminated, suspended, discontinued or completed.

     8.3 The Device and any other materials provided hereunder are for investigational use only and provided only for carrying out activities within the scope of this Agreement.

9    REPORTS AND ACCESS

     9.1 The Trust and the Principal Investigator shall prepare and submit to the Sponsor case report forms (each, a "CRF") for each patient, as detailed in the Protocol and in Clause 9.2, and complete and maintain all other patient pre-operative and post-operative records, lab test records, follow-up reports and other records as required by the Protocol or by the Trust's standard patient documentation practices, the Trust's Ethics Committee, MHRA rules and regulations, and any other applicable law, rule, regulation or practice.

     9.2 The Principal Investigator and/or the Trust shall furnish to the Monitor the records of any participating patient and the CRF so that such Monitor is able to verify the adequacy of the data reported.

     9.3 During the Clinical Investigation, the Trust and/or Principal Investigator shall periodically retrieve and submit engineering data recorded in the Device to the Sponsor or provide reasonable assistance to the Sponsor to allow the Sponsor to retrieve such data.

     9.4 Subject to the Data Protection Act 1998, the principles set out in the Report of the Caldicott Committee on the review of patient identifiable information dated December 1997 and the principles of medical confidentiality, patient CRFs and all other records and reports required to be kept pursuant to this Agreement or the Protocol or otherwise related to the Clinical Investigation that have not yet been delivered to the Sponsor shall be available for inspection and copying at reasonable times upon the request of any authorized Sponsor employee or agent or, upon reasonable prior notice to the Sponsor (who shall have a right to attend such inspection), by the authorized regulatory body, including the United States Food and Drug Administration ("FDA") or the MHRA.

     9.5 At the expense of the Sponsor, the Trust shall maintain all records and reports required by this Agreement or the Protocol or prepared in connection with either or both of them in a secure file for a period of 5 years after the later of (i) the termination of this Agreement,
          (ii) the completion of the Clinical Investigation, (iii) the date that such materials are no longer required for purposes of supporting a pre-market approval (PMA) application or a notice of completion of a product development protocol or CE marking, or (iv) the expiry of such longer period as the Sponsor may reasonably request in order to comply with FDA, MHRA or other regulations.


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     9.6  The Trust agrees to allow the Sponsor reasonable access to the
          Principal Investigator, Co-Investigators and the Trust staff working in the Clinical Investigation for the purpose of progress reviews, internal reporting and other matters related to the Clinical Investigation, including, without limitation, meetings with authorized regulatory body representatives.

10   SPONSOR MATERIALS

          All equipment, materials and documents provided to the Trust or Principal Investigator by or on behalf of the Sponsor, or prepared in connection with this Agreement, including without limitation, all samples, CRFs, records, reports, communications or analyses produced in connection with this Agreement ("Sponsor Materials") are, and shall remain, or, as the case may be, shall become, the exclusive property of the Sponsor. The Trust and Principal Investigator shall keep all Sponsor Materials in the Trust's custody and control during the term of this Agreement. All Sponsor Materials shall be returned to the Sponsor or its designee upon termination of this Agreement or at any time upon the Sponsor's request, except that the Trust may retain in strict confidence one copy of all CRFs solely for archival purposes. Patient medical charts maintained by the Trust shall not be considered Sponsor Materials.

11   COVENANTS AND WARRANTIES

     11.1 The Trust and the Principal Investigator each represent and warrant that (a) it or he has not been found by officials from the authorized regulatory bodies to have violated any statutes, rules, or regulations concerning the conduct of clinical investigations, and (b) has not been involved in any investigation or research project that has been terminated as a result of the improper actions or inactions of either of them.

     11.2 The Trust and the Principal Investigator each represent and warrant that it or he has the unrestricted right to disclose any information submitted to the Sponsor. free of all claims of third parties, and that such disclosures do not breach or conflict with any confidentiality provisions of any agreement to which either is a party.

     11.3 The Trust and the Principal Investigator each further represent and warrant that the services covered by this Agreement are not in violation of any other agreement with other parties or of any restrictions of any kind to which it or he is bound.

12   INDEMNITY AND INSURANCE

     12.1 The Sponsor and the Trust shall not take any responsibility for the acts or omissions of the other Party's servants, agents or employees.

     12.2 The Sponsor shall indemnify, defend and hold harmless the Trust and its officers, directors, trustees, employees, the Principal Investigator and any Co-Investigators


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          (the "Trust Indemnitees") from and against any and all liabilities, damages, losses, claims or expenses (including reasonable attorneys' fees) incurred by or imposed upon the Trust Indemnitees, or any one of them, to the extent that they result from a defective Device or the negligence of Sponsor in connection with the Clinical Investigation, except to the extent such liability, damage, loss, claim or expense is attributable to (a) prior treatment giving rise to the condition for which the Device is used, (b) the negligence of one or more of the Trust Indemnitees, (c) any failure of one or more of the Trust Indemnitees to adhere strictly to the terms of this Agreement or the Protocol or to follow good clinical practices or (d) a breach of any applicable local law, rule, regulation or practice by one or more of the Trust Indemnitees.

     12.3 The Sponsor's obligations pursuant to this Clause 12 are conditional upon: (a) the Trust providing written notice to the Sponsor of any claim for indemnification hereunder within ten (10) days after it has knowledge of such a claim, except that the Sponsor shall not be relieved of its duty to defend unless the Sponsor can prove that it was materially prejudiced by any delay in notification; (b) the Trust permitting the Sponsor to assume full responsibility for the investigation of, preparation for, and defense of, any claim for which indemnification is being sought, (c) the Trust assisting the Sponsor, at the Sponsor's reasonable expense, in the investigation of, preparation for, and defense of, any such claim, and (d) the Trust not compromising or settling any such claim without the Sponsor's prior written consent. The Sponsor's agreement in Clause 12.2 to indemnify and hold the Trust Indemnitees harmless is further conditional on the Trust and Principal investigator obtaining appropriate informed consent from each of the patients participating in the Clinical Investigation.

     12.4 Without prejudice to Clause 12.2 the Sponsor will take out appropriate insurance cover in respect of its potential liability hereunder and such cover shall be for a minimum of $4,000,000 in respect of any one incident. The Sponsor shall produce to the Trust on request documentary evidence that such insurance covers in force (Appendix
          4a). The Sponsor's authorised representative will sign the Form of Indemnity annexed hereto (Appendix 4b).

     12.5 The Sponsor shall keep the Trust fully informed of developments and, subject always to the terms of its insurance policy, will not unduly prejudice the Trust's position in so conducting the claim.

13   CONFIDENTIALITY

     13.1 The Parties shall treat, and shall cause its respective employees, servants and agents to treat as strictly confidential and not to divulge to any third party the terms of this Agreement without prior written consent of the other Party.

     13.2 The Parties shall treat, and shall cause their respective employees, servants and agents to treat as strictly confidential and not to divulge to any third party the Confidential Information and not to make use of any such Confidential


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          Information without prior written consent of the other Party save where disclosure is required for: (i) the due performance of the Clinical Investigation; or (ii) the publication of the data or results of the Clinical Investigation by the Trust or its employees in accordance with Clause 13; or (iii) disclosure to a regulatory authority or as required by law,

     13.3 Save for all patient medical records, the Confidential Information is, and shall remain, or, as the case may be, shall become, the exclusive property of the Sponsor. The Trust and Principal Investigator shall keep all Confidential Information in the Trust's custody and control during the term of this Agreement. All Confidential information shall be returned to the Sponsor or its designee upon termination of this Agreement or at any time upon the Sponsor's request, except that the Trust may retain in strict confidence one copy of all CRFs and original informed written consent pursuant to clause 7.4 above solely for archival purposes.

     13.4 In the event of any party visiting the establishment of any other, the visiting party undertakes to the disclosing party that any further confidential information not included within the definition of Confidential Information which may come to the visiting party's knowledge as a result of any such visit, shall be kept strictly confidential and that any such confidential information will not be divulged to any third party or made use of in any way by the visiting party without prior written permission of the disclosing party.

     13.5 Confidentiality will not apply to:

          13.5.1 information that was known to the recipient from a source(s) other than the Sponsor or its employees, servants or agents prior to its disclosure hereunder, and this is demonstrably documented in written records of the recipient; or

          13.5.2 information that can be shown to have been public knowledge prior to or after its disclosure, other than through acts or omissions attributable to the recipient; or

          13.5.3 information that was or is disclosed to the recipient by a third party who did not derive such information from the originator or otherwise in violation of law or an obligation not to disclose such information; or

          13.5.4 information that can be shown to have been independently developed by the recipient without access to such Confidential Information; or

          13.5.5 the disclosure of Confidential Information required by law, provided that if a receiving Party becomes legally compelled to disclose any Confidential Information, such receiving Party shall provide the disclosing Party with prompt notice so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this
               Section 13, and provided further that in the event that


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               such protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions of this Agreement, the receiving Party will furnish only that portion of the Confidential Information that it is advised by counsel is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information

     13.6 The Sponsor agrees to adhere to the principles of medical confidentiality in relation to patients involved in the Clinical Investigation under the terms of this Agreement, and Appendices and Schedules relating thereto

     13.7 Except as required by law or regulations, the Sponsor will not use the name of the Trust, nor of any member of the Trust staff, in any publicity, advertising or news release without the prior written approval of an authorised representative of the Trust, such approval not to be unreasonably withheld. The Trust will not use the name of the Sponsor nor of any of its employees, in any publicity without the prior written approval of the Sponsor, such approval not to be unreasonably withheld. The names of the parties to this Agreement may be used if they are part of the publication of the data or results of the Clinical Investigation.

14   PUBLICATION

     14.1 The Trust and the Principal Investigator acknowledge and agree that the Sponsor has the unrestricted and exclusive right to use the results of the Clinical Investigation in whatever manner it desires, both during and following termination of this Agreement.

     14.2 The Sponsor recognises that: (i) the Trust may wish to publish the results of the Clinical Investigation; and (ii) the Trust employees engaged in the Clinical Investigation may wish to present at symposia, national or regional professional meetings, and to publish in journals, theses or dissertation, or otherwise of their own choosing, methods and results of the Clinical Investigation. The Sponsor agrees to such publications by the Trust or Trust employees, provided that they comply with the terms of this Clause 14.

     14.3 The Sponsor shall receive copies of any proposed publication or presentation at least 60 days in advance of the submission of such proposed publication or presentation to a journal, editor or other third party.

     14.4 The Sponsor shall have 30 days, after receipt of said copies, to object to such proposed presentation or proposed publication on the grounds that its publication may prejudice the obtaining of a patent or the obtaining or maintenance of any other Intellectual Property Rights or that it contains commercially sensitive subject matter or Confidential Information which needs protection. The Sponsor reserves the right to delete any Confidential Information from the proposed publication or presentation


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          In the event that the Sponsor makes such objection, the Trust shall and shall procure that the said Trust employees shall refrain from making such publication or presentation for a maximum of six months from the date of receipt of such objection in order for the Sponsor to file UK and/or other patent application(s) or obtain or maintain other available Intellectual Property Rights protection directed to the patentable or commercially sensitive subject matter contained in the proposed publication or presentation.

     14.5 Sponsor, and any participating centre designated by Sponsor, shall be entitled to use any clinical data that Trust or the Principal Investigator has acquired from the Study and has submitted for publication.

     14.6 Trust and Principal Investigator shall properly acknowledge Sponsor in all publications or presentations resulting from the performance of the Study. Sponsor shall be permitted to use reprints of any publications resulting from the Study for its own purposes in a manner that is consistent with industry practice.


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                                   APPENDIX 1

                             PROTOCOL AND AMENDMENTS

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15   INTELLECTUAL PROPERTY

     15.1 All Intellectual Property Rights and Know How owned by or licensed to the Trust prior to and after the date of this Agreement other than those in the Results (as defined below) are and shall remain the property of the Trust.

     15.2 All Intellectual Property Rights and Know How owned by or licensed to the Sponsor prior to and after the date of this Agreement are and shall remain the property of the Sponsor.

     15.3 All Intellectual Property Rights and Know How subsisting in or arising from the Clinical Investigation results of the Clinical Investigation (the "Results") shall vest in or be exclusively licensed to the Sponsor in accordance with Clauses 15.4 and 15.5 below.

     15.4 The Trust and the Principal investigator hereby assign, to the extent legally possible (and where a future assignment is not possible but an agreement to assign once rights come into existence is possible, hereby agree to assign with effect from that time) their respective rights, in the Results to the Sponsor, throughout the world, for the full term of such rights (including all extensions and renewals) and free of all liens and encumbrances. At the request and expense of the Sponsor, the Trust and the Principal Investigator shall execute all such documents and do all such other acts and things as the Sponsor may reasonably require in order to vest fully and effectively all such rights in the Sponsor or its nominee.

     15.5 The Trust and the Principal Investigator shall promptly disclose to the Sponsor any and all Results and undertake not to use the Results other than: (i) for the purposes of this Agreement; or (ii) subject to the prior written consent of the Sponsor, such consent not to be unreasonably withheld, for the purpose of treatment of patients at any premises occupied by the Trust. To the extent the Results cannot be fully assigned (now or in the future) to the Sponsor, the Trust and the Principal Investigator hereby grant to the Sponsor an exclusive, worldwide, irrevocable, perpetual, fully paid up, royalty free and assignable licence, with the right to sub-license, to exploit the Results for any purpose whatsoever.

     15.6 The Trust and the Principal Investigator will promptly notify the Sponsor and will assist the Sponsor, upon the Sponsor's request, in gaining patent or other Intellectual Property Rights protection for any Results, and the Sponsor will reimburse the Trust and the Principal Investigator for all reasonable and documented out of pocket expenses of the Trust and the Principal Investigator incurred thereby. Any patent application, continuation in-part, divisional, will be filed, paid for and prosecuted by the Sponsor if it so chooses.

16   FINANCIAL AGREEMENT

     16.1 Arrangements relating to the financing of this Clinical Investigation by the Sponsor are set out in Appendix 5 hereto.


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     16.2 All payments will be made according to the schedule contained in
          Appendix 5 against presentation of a valid invoice to the Sponsor by the Trust. The Principal Investigator enters into this Agreement in consideration of the obligations undertaken by the other parties.

     16.3 The Sponsor shall make payment within thirty (30) days of the date of receipt of the invoice mentioned in Clause 16.2 above.

     16.4 Any delay in the payment of the invoices by the Sponsor will incur an interest charge payable monthly on any amounts overdue at the rate of 2 per cent per annum above the National Westminster Bank plc base rate prevailing on the date the payment is due.

     16.5 All payments should be made to The Royal Brompton & Harefield NHS Trust as per the invoice's payment instructions.

17   TERM

     The Clinical Investigation will have an anticipated duration of 24 months or if longer until completion of the data for the last follow up of any patient in the Clinical Investigation, unless terminated earlier pursuant to Clause 18 below. The duration of the Clinical Investigation may be modified by mutual written agreement of the parties hereto under acceptable terms.

18   TERMINATION

     18.1 The Trust or the Sponsor may (by notice in writing to the other) terminate this Agreement at any time on any of the following events occurring:

          18.1.1 Should the other party be declared insolvent or have an Administrator or Receiver appointed over all or any part of their assets;

          18.1.2 Should the other party be reasonably of the opinion that the Clinical Investigation should cease in the interests of the patients involved in the Clinical Investigation;

          18.1.3 Should patient recruitment, in the reasonable opinion of the Sponsor, be unsatisfactory;

          18.1.4 Should the Sponsor require termination due to significant protocol deviation or violation;

          18.1.5 Should the person from time to time appointed with the Sponsor's consent as Principal Investigator cease to be employed by the Trust or otherwise cease to be able to fulfil her/his duties and no mutually acceptable replacement can be found.


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     18.2 After receipt of any and all documentation, data, and information regarding the Clinical Investigation, including but not limited to the Confidential Information, by the Sponsor from the Trust and the Principal Investigator, the Sponsor shall make payment for reasonable costs necessarily and irrevocably incurred and committed (as supported by written evidence) up to the date of receipt of the notice of termination by the Trust. Upon receipt of the notice of termination, the Trust shall use best efforts to mitigate costs related to the termination. The Sponsor shall not be liable for any costs if termination is caused by or is in any way related to the negligence, breach of contract or misconduct of the Trust or the Principal Investigator, or is a result of a force majeure event pursuant to Clause 21. Any funds not expended by the Trust for the Clinical Investigation prior to the effective termination date shall be credited or returned by the Trust to the Sponsor.

     18.3 Either Party may withdraw from this Clinical Investigation at any time if the other Party is in breach of any of its obligations hereunder and fails to remedy such breach, where it is capable of remedy, within 30 days of a written notice from the non-breaching Party to the other, specifying the nature of the breach.

     18.4 Immediately upon receipt of a notice of termination, the Trust and the Principal investigator shall stop any further enrolling of patients into the Clinical Investigation.

     18.5 Termination of this Agreement will be without prejudice to the accrued rights and liabilities of the parties under this Agreement.

     18.6 Notwithstanding the foregoing, the Parties agree that any termination notified hereunder shall not commence until such date as patients in the Clinical Investigation can be transitioned out of the Clinical Investigation without adverse medical effect to such patients. If the Clinical Investigation is terminated for any reason, the Trust and Principal Investigator agree to conduct any follow-up required by the Protocol or instituted by any regulatory authority as a condition of the Clinical Investigation approval.

     18.7 If this Agreement is terminated before completion of the Clinical Investigation, the Trust and the Principal Investigator shall furnish the Sponsor with an acceptable investigator's report for the Clinical Investigation as soon as reasonably practicable.

18   RELATIONSHIP BETWEEN THE PARTIES

     18.1 In the performance of all services hereunder the Trust and the Principal Investigator shall each be deemed to be and shall be an independent contractor of the Sponsor.

     18.2 Neither Party is authorised to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither shall be bound by the acts or conduct of the other.


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

     18.3 Neither Party may assign its rights under this Agreement or any part thereof and may not delegate the performance of its obligations under this Agreement without the prior written consent of the other, such consent shall not be unreasonably withheld.

     18.4 Any formal notices or communications between the Parties must be in writing and either delivered personally, via facsimile (with confirmation of receipt), by internationally recognized overnight courier service, or by recorded delivery post.

19   GOVERNING LAW

     This Agreement shall be interpreted and governed by English Law.

20   AGREEMENT AND MODIFICATION

     20.1 Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorised representatives of the parties hereto.

     20.2 This Agreement including its Appendices and Schedules contains the entire understanding between the Parties and replaces all other Agreements of prior date between the Parties relating to the Clinical Investigation which is the subject of this Agreement. Accordingly, all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this Agreement.

21   FORCE MAJEURE

     Neither the Sponsor nor the Trust shall be in default of its obligations hereunder if such default is the result of war, hostilities, revolution, civil commotion, strike, epidemic, accident, fire, wind, flood or because of any law, order, proclamation, regulation or ordinance, or any act of God or other cause beyond the reasonable control of the Party affected, provided that if the force majeure event continues for more than 90 days, the unaffected Party, without limiting the termination right provided for in Clause 17, may terminate this Agreement forthwith by notice to the other.

22   THIRD PARTIES

     Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.


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

Signed on behalf of
HEARTWARE, INC.


/s/ Jane E. Reedy                       Date 09/11/06
-------------------------------------
Jane E. Reedy
Vice President - Clinical and
Marketing


Signed on behalf of
ROYAL BROMPTON & HAREFIELD NHS TRUST


/s/ Martin Cowie                        Date 10/25/2006
-------------------------------------
Professor Martin Cowie,
Director of Research and Development

Appendices

1    The Clinical Investigation Protocol and Schedules

2    MHRA Approval - Letter of Agreement

3    Ethics Committee Approval

4    (a) Insurance

     (b) Form of Indemnity

5    Investigator/Financial Agreement


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